Exhibit 1
SUBSCRIPTION AGREEMENT
     This Subscription Agreement (this “Agreement”) is made and entered into as of March 6, 2007 between EATURNA LLC, a Delaware limited liability company (the “Company”), and the person set forth on the Purchaser Signature Page hereto (the “Purchaser”).
RECITALS
     The Purchaser, by signing this Agreement, has agreed to subscribe for the number of Preferred B Units as is set forth on the Purchaser Signature Page to this Agreement, and if such subscription for such Preferred B Units is accepted by the Company in accordance with this Agreement, has agreed to purchase that number of Preferred B Units on the terms and subject to the conditions set forth in this Agreement.
     SECTION 1. Agreement to Subscribe; Payment; Terms of Subscription.
     1.1 Subscription. The Purchaser hereby irrevocably subscribes for 6,085 Preferred B Units at a price of Nine Hundred Dollars ($900) per Unit for an aggregate purchase price of $5,476,500. The aggregate purchase price for the Preferred B Units for which the Purchaser is subscribing is referred to herein as the “Purchase Price.” The Purchase Price shall be paid by the Purchaser in the following forms of consideration: (a) 923,873 shares of common stock, par value $.00004 per share (the “Common Stock”), of Grill Concepts, Inc., a Delaware corporation (the “Grill”), plus (b) a cash payment (the “Cash Payment”) equal to the amount by which the Purchase Price exceeds the Equity Value (as defined below), plus (c) all rights of the Purchaser to receive Warrants to purchase additional shares of Common Stock including, without limitation, pursuant to that certain Amendment, dated as of June 20, 2006, to the Development Agreement, dated as of July 27, 2001, between the Grill and the Purchaser (the “Warrant Rights” and together with the Common Stock, collectively, the “Securities”), plus (d) subject to the provisions of Section 6.4, all rights and benefits associated with the Securities (collectively, the “Ancillary Rights”) under the following agreements (collectively, the “Ancillary Agreements”): (i) the Subscription Agreement, dated as of May 16, 2001, between the Purchaser and the Grill, (ii) the Development Agreement, dated as of July 27, 2001, between the Purchaser and the Grill, as amended by the First Amendment to Development Agreement, dated as of June 20, 2006 (the “Development Agreement”), (iii) the Investor Rights Agreement, dated as of July 27, 2001, between the Purchaser and the Grill, and (iv) the Stockholders Agreement, dated as of July 27, 2001, between the Purchaser, the Grill and certain stockholders of the Grill. The “Equity Value” means the sum of (x) (i) the average of the closing prices of a share of Grill Common Stock (the “Grill Per Share Price”) for the 30 trading days ending on the last trading day before the date of Closing (as defined below), multiplied by (ii) 923,873, plus (y) $300,000.
     1.2 Payment; Closing. The Purchaser understands that, if the Purchaser’s subscription for such Preferred B Units is accepted by the Company in accordance with this Agreement, the Purchase Price will be paid by the Purchaser to the Company at the Closing. The cash portion of the Purchase Price shall be paid at the Closing by wire transfer of immediately available funds to a bank account designated by the Company. The remaining portion of the Purchase Price shall be paid at the Closing by delivery of the original certificates, instruments and other documentation evidencing the Securities and Ancillary Rights along with duly executed stock assignments and other assignments and instruments of transfer in form and substance reasonably acceptable to the Company. The closing of the purchase and sale of the Preferred B Units hereunder (the “Closing”) shall be held at the offices of Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401 on the date hereof (the date of the Closing being hereinafter referred to as the “Closing Date”).
     1.3 LLC Agreement. The Purchaser acknowledges and agrees that the Preferred B Units are subject to the terms and conditions of the Company’s Second Amended And Restated Limited Liability Agreement (as amended and modified from time to time, the “LLC Agreement”). Concurrently with the execution and delivery of this Agreement, the Purchaser shall execute and deliver to the Company signature pages to the LLC Agreement which shall become effective and binding as of the Closing.
     SECTION 2. Representations and Warranties of the Company.
     Except as set forth in the Company Disclosure Schedule attached hereto, the Company represents and warrants to the Purchaser as of the Closing as follows:
     2.1 Formation and Authority. The Company is a limited liability company duly organized, validly existing, and in good standing in the State of Delaware and has the limited liability company power and authority to own and operate its properties and to carry on its business as presently conducted. The Company is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization except where the failure to be so qualified or authorized would not have a material adverse effect on the Company.
     2.2 Authorization. All limited liability company action on the part of the Company necessary for the authorization, execution, delivery, and performance of the Company’s obligations under this Agreement, the LLC Agreement, and for the issuance of the Preferred B Units hereunder has been taken, and the LLC Agreement and this Agreement constitute legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.
     2.3 Capitalization. There are (a) 62,081 Common Units of the Company issued and outstanding, (b) no Preferred A Units of the Company issued and outstanding, and (c) 18,251.8886 Preferred B Units (inclusive of the 6,085 Preferred B Units to be issued to the Purchaser hereunder). The 6,085 Preferred B Units when issued to the Purchaser in accordance with the terms hereof will constitute at the time of issuance not less than one-third of the total number of outstanding Preferred B Units. All of the issued and outstanding Units were duly authorized for issuance and are validly issued, fully paid and non-assessable.

          Other than pursuant to the Employee Unit Option Plan (as defined in the Company’s LLC Agreement), there is no existing option, warrant, call, right, commitment or other agreement of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Units or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Units or other equity securities of the Company. Except as set forth in the LLC Agreement, the Company is not a party to any voting trust or other voting agreement with respect to any of the Units or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of Units of the Company.
     2.4. No Conflicts. Neither the execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof (i) conflict with, or result in the breach of, any provision of the LLC Agreement; (ii) to the knowledge of the Company, conflict with, violate, result in the breach of or termination of, or constitute a default under any contract to which the Company is a party or by which it or any of its properties or assets are bound; (iii) to the knowledge of the Company, violate any Law of any Governmental Body by which the Company is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Company, except, in the case of clauses (ii) and (iii), any such items that would not have a material adverse effect on the Company.
     To the knowledge of the Company, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement, or the compliance by the Company with any of the provisions hereof, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications as may be required under applicable U.S. federal, foreign and state securities (or related) Laws or where the failure to obtain or make would not have a material adverse effect on the Company.
     2.5. Real Property. The Company does not, and since its formation has not, owned any real property.
     2.6. Intellectual Property. The Company does not own any material Intellectual Property, except for rights in the name “Eaturna” and recipes for its products. The Company has not received written notice or, to the knowledge of the Company, oral notice, of any threatened claim that the Company’s use of the name “Eaturna” or recipes infringes on or violates any Intellectual Property right of any Person. The Company is not the subject of any pending or, to the knowledge of the Company, threatened legal proceeding which involves, either directly or indirectly, a claim of unauthorized use of the recipes used in its business, or challenging the ownership and use of such recipes. The Company possesses or has a right to use all material Intellectual Property necessary for the conduct of its business as now conducted.
     2.7. Litigation. There is no Legal Proceeding pending or, to the knowledge of the Company, overtly threatened against the Company, or to which the Company is a party, before any court, or before any governmental department, commission, board, agency, or instrumentality, nor to the knowledge of the Company, is there any reasonable basis for any such Legal Proceeding which would, if determined adverse to the Company, result in a judgment greater than $100,000. The Company is not subject to any judgment, order or decree of any Governmental Body and the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.
     2.8. Compliance with Laws. To the knowledge of the Company (i) the Company has all Permits required from Governmental Bodies in order for it to conduct its business as currently conducted, and (ii) the Company is not in violation of or default under any such Permit, except where the failure to have any such Permit or any such violation or default would not have a material adverse effect on the Company.. To the knowledge of the Company, all products distributed and sold by the Company have been manufactured in compliance in all material respects with all applicable Laws. The Company has not (i) voluntarily recalled, or received any recall notice or request from any Governmental Body (including the Federal Trade Commission and the Food and Drug Administration) in respect of any products or materials sold by or on behalf of the Company or (ii) received any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of any Law or liability under any Law. To the knowledge of the Company, the Company is in compliance with all Laws applicable to the Company or to the conduct of the business or operations of the Company or the use of its properties (including any leased properties) and assets, except where the failure to comply would not have a material adverse effect on the Company.
     2.9. Related Party Transactions. None of the Members of the Company nor any of their respective Affiliates has (i) borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Company, or (ii) lent or advanced any moneys to or has receivables owed by the Company (collectively, the “Affiliate Loans”).
     2.10. Valid Issuance of Securities. The Preferred B Units when issued in accordance with the terms hereof will be duly and validly issued, fully paid, and nonassessable, and free and clear of all Liens, other than restrictions on transfer set forth herein and in the LLC Agreement.
     2.11 Delivery of LLC Agreement. The Company has delivered to the Purchaser a true and complete copy of the LLC Agreement.
     2.12 Securities Law Matters.
     (a) The Company is an “accredited investor” for purposes of Rule 501 under the Securities Act of 1933, as amended, and has a similar status under applicable state securities laws.
     (b) The Company acknowledges that the Securities are being purchased for the Company’s own account, and not for the account of any other person, and not with a view to, or for sale in connection with, any distribution or resale to others in violation of the Securities Act of 1933, as amended.

     (c) The Company acknowledges that (i) the Securities have not been registered under the Act nor qualified under any applicable state securities or blue sky laws herein, and (ii) there can be no assurance that the Company will be able to sell or dispose of the Securities. The Company acknowledges that the Warrant Rights may never be issued by the Grill and that the Purchaser is under no obligation to continue any relationship whatsoever with the Grill. The Company further acknowledges that the Purchaser may act in its sole and absolute discretion in connection with its business relationship with the Grill, including ceasing all contacts with the Grill.
     (d) The Company acknowledges that the Purchaser is under no obligation to register the Securities on behalf of the Company or to assist the Company in complying with any exemption from registration.
     (e) The Company has such knowledge and experience in financial and business matters that the Company is capable of evaluating the merits and risks of investment in the Grill and of making an informed investment decision. The Company has the capacity to protect the Company’s concerns in connection with the acquisition of the Securities, and the Company is able to bear the economic risk, including the complete loss, of an investment in the Securities.
     (f) The Company acknowledges that the Securities cannot be transferred or assigned except as permitted under applicable securities laws.
     SECTION 3. Representations and Warranties Of The Purchaser.
     The Purchaser represents and warrants as of the Closing as follows:
     3.1 The Purchaser has the legal capacity and authority to execute, deliver, and perform its obligations under this Agreement and the LLC Agreement. This Agreement and the LLC Agreement have been duly authorized, executed, and delivered by the Purchaser. This Agreement and the LLC Agreement are legal, valid, and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.
     3.2 The Purchaser is an “accredited investor” for purposes of Rule 501 under the Securities Act of 1933, as amended, and has a similar status under applicable state securities laws that permit the Purchaser to be an offeree and purchaser in an offering exempt from registration and qualification under such laws.
     3.3 The Purchaser acknowledges that the Preferred B Units are being purchased for the Purchaser’s own account, and not for the account of any other person, and not with a view to, or for sale in connection with, any distribution or resale to others within the meaning of the Securities Act of 1933, as amended. No other person has a direct or indirect beneficial interest in such Preferred B Units.
     3.4 The Purchaser acknowledges that (i) the Preferred B Units have not been registered under the Act nor qualified under any applicable state securities or blue sky laws in reliance, in part, on the representations and warranties made by the Purchaser herein, (ii) no federal or state agency has made any finding or determination as to the fairness of the offering, nor any recommendation or endorsement of the Preferred B Units, and (iii) there is no public market for the Preferred B Units or any of the Company’s securities and there is no certainty that such a market will ever develop. There can be no assurance that the Purchaser will be able to sell or dispose of the Preferred B Units.
     3.5 The Purchaser acknowledges that, except as provided in the LLC Agreement, the Company is under no obligation to register the Preferred B Units on behalf of the Purchaser or to assist the Purchaser in complying with any exemption from registration.
     3.6 The Company has made available to the Purchaser all documents and information that the Purchaser has requested relating to an investment in the Company. The Purchaser recognizes that investing in the Company involves substantial risks, and the Purchaser has taken full cognizance of and understands all of the risk factors related to the purchase of the Preferred B Units. Some, but not all, of those risk factors are: (i) the Company experiences competition from other companies; (ii) the uncertainty of the economy and the unknown pricing sensitivity of the rapidly changing market may adversely affect the Company; (iii) the need for additional funding requirements to develop the business into a position of sustainable positive cash flow; (iv) unproven success of the Company in ongoing development of food formulations, brand and food systems; (v) the Company’s brand name is not yet well known; (vi) the Company has been operating at a loss and has negative cash flow; (vii) the Company’s management team, has worked together for only a short period, and some of them are part-time consultants; and (viii) there can be no assurance that further investment funds will be obtained. The Purchaser has carefully considered and has, to the extent the Purchaser believes necessary, discussed with the Purchaser’s professional legal, tax, and financial advisors the suitability of an investment in the Company and the Purchaser has determined that the Preferred B Units are a suitable investment for the Purchaser. The Purchaser has not relied on the Company for any tax or legal advice in connection with the Purchaser’s purchase of the Preferred B Units. In evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representations (other than the representations and warranties of the Company explicitly set forth in Section 2 hereof) or other information (whether oral or written) from the Company or any of its agents. Without limiting the generality of the foregoing, the Purchaser acknowledges that any private placement or confidential information memorandum (and any supplement thereto) relating to the Company that has been delivered to the Purchaser prior to the date hereof is outdated and the Purchaser is not relying on any information contained therein in making a decision to invest in the Preferred B Units.
     3.7 The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of investment in the Company and of making an informed investment decision. The Purchaser has the capacity to protect the Purchaser’s concerns in connection with the purchase of the Preferred B Units, and the Purchaser is able to bear the economic risk, including the complete loss, of an investment in the Preferred B Units.

     3.8 The Purchaser acknowledges that, subject to the provisions of the LLC Agreement, the Board of Directors of the Company (the “Board”) has full authority to act on behalf of and to bind the LLC in all respects, including, without limitation, the authority to negotiate, complete, execute, and deliver any and all agreements, deeds, instruments, receipts, certificates, and other documents on behalf of the LLC, and to take all such other actions on behalf of the LLC as the Board may consider necessary or advisable in connection with the management of the LLC. The Purchaser further understands that certain persons and/or entities affiliated with members of the Board may directly or indirectly hold securities of the Company, and as a result of such securities ownership, the Board and certain of its affiliates will have the ability to influence and/or control the Company.
     3.9 The Purchaser acknowledges that the Preferred B Units cannot be transferred or assigned except as permitted in the LLC Agreement and under applicable securities laws.
     3.10 The Purchaser owns, legally and beneficially, all of the Securities and the Ancillary Rights free and clear of any Liens. At the Closing, the Company will acquire good and valid title to all of the Securities and the Ancillary Rights, free and clear of any Lien.
     3.11 Neither the Purchaser nor, to its knowledge, the Grill is in default (nor does any circumstance exist which, with notice or the lapse of time or both, would result in such a default) under any of the agreements relating to the Ancillary Rights and all of such agreements are in full force and effect, are legal, valid, and binding obligations, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.
     3.12 There are no approvals or consents (governmental or otherwise) required in connection with the execution and delivery of this Agreement by the Purchaser or the consummation of the transactions contemplated hereby.
     3.13 The Purchaser has not taken any action that would give rise to a claim for any broker’s or finder’s fee, commission or similar payment in connection with the transactions contemplated by this Agreement.
     SECTION 4. Purchaser Closing Deliverable. At the Closing, the Purchaser shall deliver to the Company:
          (a) A duly executed addendum to the LLC Agreement pursuant to which the Purchaser shall become a member of the Company.
          (b) The Purchase Price as set forth in Section 1.2.
          SECTION 5. Company Closing Deliverables. At the Closing, the Company shall deliver to the Purchaser, a duly executed addendum to the LLC Agreement pursuant to which the Purchaser shall become a member of the Company.

     SECTION 6. Covenants. The following covenants shall become effective as of the Closing:
     6.1 Board Seat. So long as the Purchaser continues to hold at least the Minimum Number of Units, the Company shall take all actions reasonably necessary to assure that one (1) designee of the Purchaser is elected as a member of the Board of Directors of the Company. The foregoing right shall terminate effective as of immediately prior to the consummation of an underwritten public offering of equity securities by the Company or any successor entity (a “Public Offering”). For purposes of this Agreement, the “Minimum Number of Units” shall mean the equivalent of 15,500 Common Units assuming the conversion of any Preferred Units in accordance with the terms of such Preferred Units (as adjusted for any split, combination or recapitalization of Units).
     6.2 Delaware General Corporation Law Section 203 Protection. It is the intention of the parties that the Company not become the owner of 15% or more of the outstanding voting stock of the Grill as a result of the Company’s acquisition of the Securities and the Ancillary Rights unless the transaction has been approved in advance by the Board of Directors of the Grill under Section 203 of the Delaware General Corporation Law (“203 Board Approval”). Upon request of the Company, the Purchaser shall use its commercially reasonable efforts (at the expense of the Company) to assist the Company in obtaining 203 Board Approval. If the Company becomes the owner of 15% or more of the outstanding voting stock of the Grill without 203 Board Approval, the Purchaser shall, at the request of the Company, immediately repurchase from the Company for cash such number of Securities, or accept a reassignment from the Company of certain or all of the Ancillary Rights, in each case as would be necessary to cause the Company to own less than 15% of the outstanding voting stock of the Grill. The per share purchase price for such Securities shall be equal to the Grill Per Share Price (as adjusted for any stock split, combination, consolidation, reorganization, recapitalization or other transaction affecting the Securities after the date hereof). For purposes of this Section 6.3, the terms “owner,” “own” and “voting stock” shall have the respective meanings set forth in Section 203 of the Delaware General Corporation Law.
     6.3. Development Warrant. Pursuant to Section 4 of the Development Agreement, the Grill is required to issue to the Purchaser a warrant to purchase shares of Common Stock of the Grill “promptly after the date as of which the aggregate number of GCI Concept Facilities covered by Management Agreements and/or License Agreements entered into on or after the date hereof reaches five.” Upon issuance of such warrant (the “Grill Warrant”) to the Purchaser, the Purchaser shall transfer all right, title and interest to the Grill Warrant to the Company, free and clear of any Liens.
     6.4. Ancillary Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Ancillary Rights if an attempted assignment thereof, without the consent of the Grill, would constitute a default under or violate any Ancillary Agreement or adversely affect the Ancillary Rights. Upon request of the Company, the Purchaser shall use its commercially reasonable efforts (at the expense of the Company) to assist the Company in obtaining any such required consent of the Grill. To the extent any such required consent is not obtained, or if an attempted assignment of Ancillary Rights would be ineffective or would adversely affect such rights so that the Company would not receive all such rights, the Purchaser will cooperate with the Company to provide to the Company the benefits of such Ancillary Rights, including, without limitation, enforcement thereof for the benefit of the Company.
     6.5. Right of First Refusal. If the Company receives an offer from a Listed Competitor for the purchase of all or substantially all of the Company’s assets and the Company desires to accept such offer, the Company shall give written notice to the Purchaser (“ROFR Notice”). The ROFR Notice shall describe the assets proposed to be sold (the “Subject Assets”) and the purchase price and other material terms of sale. If the Purchaser desires to purchase the Subject Assets for the price and on the terms specified in the ROFR Notice, the Purchaser shall give the Company written notice (“Acceptance Notice”) within fifteen (15) days after the giving of the ROFR Notice. If the Purchaser fails to timely give an Acceptance Notice, the Purchaser shall be deemed to have consented to the proposed sale and the Company may sell the Subject Assets to the Listed Competitor, at a price and on terms no less favorable to the Company than those set forth in the ROFR Notice, at any time within nine (9) months after the expiration of the time period for the giving of the Acceptance Notice. If the Purchaser timely gives the Company an Acceptance Notice, then, on such business day as the Purchaser shall specify in the Acceptance Notice, which day shall be not less than twenty (20) days nor more than forty five (45) days after the giving of the Acceptance Notice, the Purchaser shall purchase the Subject Assets at the price and on the terms set forth in the ROFR Notice. The closing of the sale shall be held at the chief executive office of the Company or at such other place as the parties may mutually agree upon. The foregoing rights are personal to the Purchaser and may not be directly or indirectly transferred or assigned. The provisions of this Section 6.5 shall terminate effective upon the earlier of: (a) immediately prior to the consummation of a Public Offering, or (b) when the Purchaser no longer holds the Minimum Number of Units.
     6.6. Grill Stock Liquidity Event. In the event that a Grill Stock Liquidity Event (as defined in Exhibit B) occurs on or prior to the first anniversary of the date hereof (the “Expiration Date”), the Company shall issue to the Purchaser additional Company Preferred B Units in accordance with the provisions set forth on Exhibit B attached hereto; provided, however, that if a transaction that would constitute a Grill Liquidity Event is announced prior to the Expiration Date, the Expiration Date shall be extended until the consummation of such announced transaction or the termination thereof.
     6.7. Publicity. Neither the Company nor the Purchaser nor any of their representatives shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Company, disclosure is required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser or the Company or the Grill lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof. It is understood and acknowledged that the Company and the Purchaser are required to make certain filings with the Securities and Exchange Commission with respect to the transfer of ownership of the Securities and this Agreement.

     SECTION 7. Indemnification.
          (a) Subject to the other provisions of this Section 7 and Section 9.1, the Company hereby agrees to indemnify and hold the Purchaser and its directors, officers, employees, Affiliates, agents, successors and assigns harmless from and against any and all Losses resulting from the failure of any representation or warranty of the Company set forth in Section 2 to be true and correct as of the Closing.
          (b) Subject to the other provisions of this Section 7 and Section 9.1, the Purchaser hereby agrees to indemnify and hold the Company and its directors, officers, employees, Affiliates, agents, successors and assigns harmless from and against any and all Losses resulting from the failure of any representation or warranty of the Purchaser set forth in Section 3 to be true and correct as of the Closing.
          (c) Notwithstanding anything to the contrary in this Agreement:
               (i) Neither the Company nor the Purchaser shall have any liability to the other party under Section 7 hereof unless the aggregate amount of Losses finally determined to arise thereunder exceeds $125,000 and, in such event, only for the amount which exceeds $125,000;
               (ii) Neither the Company nor the Purchaser shall be required to pay to the other party any Losses pursuant to Section 7 hereof in excess of the amount of the Cash Payment;
               (iii) Indemnification by the indemnifying party pursuant to this Section 7 shall be limited to the amount of any Losses that remain after deducting therefrom (i) any Tax Benefit (as hereinafter defined) to the indemnified party or any of its Affiliates and (ii) any insurance proceeds or any indemnity, contribution or other similar payment recoverable to the indemnified party or any of its Affiliates from any third party with respect thereto. As used herein, the term “Tax Benefit” shall mean the foreign, federal, state and local income Tax savings that have resulted, from any Tax deduction or Tax credit that (i) the indemnified party has claimed in accordance with applicable law (without regard to the entitlement of such indemnified party to any indemnification payment pursuant to the terms of this Section 7) on a foreign, federal, state or local income Tax return filed, by the time the indemnification payment is calculated, for any Tax year of any indemnified party and (ii) is directly attributable to such claim. For purposes of calculating any Tax Benefit, it shall be assumed that the indemnified party is subject to the maximum marginal foreign, federal state and local Tax rates for a corporation doing business in the principal jurisdiction where the indemnified Person does business.
               (iv) The indemnified party shall give the indemnifying party written notice of any indemnification claim hereunder promptly upon becoming aware of any facts or circumstances giving rise to such claim; provided, however, that the failure to promptly give such notice shall not release, waive or otherwise affect the indemnifying party’s obligations with respect to such claim except to the extent that the indemnifying party can demonstrate actual loss or prejudice as a result of such failure.
          (d) The provisions of this Section 7 and Section 9.1 set forth the sole and exclusive remedy for any breach of any representation or warranty in this Agreement.
     SECTION 8. Certain Definitions.
For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8:
          “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.
          “Governmental Body” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          “Intellectual Property” shall mean all (a) patents, utility models, and patent applications, including reissues, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations; (b) trademarks, trade dress, trade names or corporate names, brand marks or brand names, service marks, and domain names, and all applications, registrations and renewals thereof; (c) copyrights, and all applications, registrations and renewals thereof; (d) mask works, and all applications, registrations and renewals thereof; and (e) trade secrets or similar rights in proprietary confidential information (including ideas, technology, research and development, formulas, compositions, manufacturing processes and techniques, technical data, designs, drawings and specifications).
          “Law” shall mean any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.
          “Legal Proceeding” shall mean any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.
          “Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement or encumbrance of any kind.
          “Listed Competitor” shall mean any of the companies listed on Exhibit A attached hereto.
          “Losses” shall mean, collectively, with respect to any Person, any and all losses, liabilities, obligations, damages, costs and expenses; provided, however, that Losses shall not include any indirect or consequential damage or loss or loss of profit.
          “Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

          “Permits” shall mean any approvals, declarations, authorizations, registrations, filings, consents, licenses, permits or certificates.
          “Person” shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Taxes” shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) any liability in respect of any items described in clauses (i) and/or (ii) as a transferee or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether written or oral).
     SECTION 9. Miscellaneous.
     9.1 Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, and the Closing hereunder; provided, however, that (a) any claims or actions with respect thereto (other than claims or actions for indemnification with respect to the representations and warranties contained in Section 2.3 (Capitalization)) shall terminate unless on or prior to December 31, 2007 written notice of such claims or actions is given to the Company or the Purchaser, as applicable, and (b) any claims or actions for indemnification with respect to the representations and warranties contained in Section 2.3 (Capitalization)) shall terminate unless on or prior to December 31, 2008 written notice of such claims or actions is given to the Company. In the event the Company or the Purchaser disputes in writing any indemnification claim, such claim shall be deemed to be released and forever waived if the party asserting such claim fails to file a lawsuit on such claim in accordance with Section 9.3 within forty five (45) days after the date that such claim is disputed writing.
     9.2. Entire Agreement; Successors and Assigns. This Agreement and the LLC Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersede all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof. No representations or warranties regarding the Company, its business or the Preferred B Units have been made to the Purchaser except as otherwise explicitly set forth in Section 2 of this Agreement. This Agreement is personal to the Purchaser and the Purchaser may not assign any of its rights hereunder or delegate any of its obligations hereunder without the prior written consent of the Company which may be withheld in its sole and absolute discretion, provided that the Purchaser may assign its rights to any wholly owned subsidiary of the Purchaser without the consent of the Company. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and permitted assigns of the parties.

     9.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of law principles. Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement shall be brought in any state or Federal court in Los Angeles, California; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.
      9.4 Counterparts; Facsimile Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies of signed signature pages delivered by facsimile or other electronic means shall have the same effect as delivery of originals.
      9.5 Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.
     9.6 Headings. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.
     9.7 Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be made by hand-delivery, first-class mail (registered or certified, return receipt requested), telecopier, or overnight air courier guaranteeing next day delivery to the following addresses or numbers or to such other addresses or numbers as shall be provided in a notice given in accordance with this Section:
          (a) if to the Purchaser, at the address set forth on the Purchaser signature page to this Agreement;
          (b) if to the Company, c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401, Attention: Stanley E. Maron, Esq., Facsimile No.: (310) 570-4901.
     All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
     9.8 Amendments and Waivers. This Agreement may be amended, modified, or supplemented, and waivers or consents to departures from the provisions may be given, provided that the same are in writing and signed by the Purchaser and the Company.
     9.9 Severability. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, such provision shall be deemed to be reformed to the minimum extent necessary so that such provision as reformed may and shall be legally enforceable. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, and cannot be reformed and made enforceable as provided in the immediately preceding sentence, the remaining provisions will remain in full force and effect.
     9.10. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
     9.11 Taxpayer Identification Number and Backup Withholding. The Purchaser verifies under penalties of perjury, that the Social Security Number/Taxpayer Identification Number shown for the Purchaser on the Purchaser signature page to this Agreement is true, correct, and complete and that the Purchaser is not subject to backup withholding because either (a) the Purchaser is exempt from backup withholding, (b) the Purchaser has not been notified that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) because the Internal Revenue Service has notified the Purchaser that it is no longer subject to backup withholding.
*          *          *
     If this Agreement is satisfactory, please so indicate by signing and delivering the Purchaser signature page attached hereto. EXECUTION OF THE PURCHASER SIGNATURE PAGE CONSTITUTES THE EXECUTION BY THE PURCHASER OF THE SUBSCRIPTION AGREEMENT.

SUBSCRIPTION AGREEMENT
PURCHASER SIGNATURE PAGE

SUBSCRIBER:

Starwood Hotels & Resorts Worldwide, Inc.

By

Vasant Prabhu,
EVP and Chief Financial Officer

Address:

Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, NY 10604
Attn: Vasant Prabhu,
EVP and Chief Financial Officer

Telephone:

Taxpayer I.D. Number: 52-1193298

Number of Preferred B Units Subscribed For: 6,085

$5,476,500 Total Purchase Price (based on $900 per Unit)

ACCEPTANCE
     IN WITNESS WHEREOF, the Company has accepted the foregoing Subscription Agreement.

EATURNA LLC,
a Delaware limited liability company

By:
Stanley E. Maron,
Secretary